Exhibit 10.6

MEMBERSHIP INTEREST OPTION AND

CASH DISTRIBUTION RIGHT AGREEMENT

This MEMBERSHIP INTEREST OPTION AND CASH DISTRIBUTION RIGHT AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2025 (the “Effective Date”), by and between Range Bluegrass Land, LLC, an Ohio limited liability company (the “Optionor”), and Wicks Building LLC, a Connecticut limited liability company (the “Optionee”). Optionor and Optionee may be referred to herein individually as a “Party” or collectively as the “Parties.”

WITNESSETH

WHEREAS, the Optionor entered into a Purchase and Sale Agreement (the “Purchase Agreement”), dated as of the date hereof, with Continental Land Co., LLC, an Ohio limited liability company (“Continental Land”), whereby Optionor acquired real and personal property interests in Floyd, Letcher, and Pike Counties, Kentucky commonly associated with the Premier Elkhorn and Cambrian Coal mining operations (the “Premier-Cambrian Mines”);

WHEREAS, Reckoning Reclamation, LLC, an Ohio limited liability company (“Reckoning”), owns forty-three (43) permits associated with the Premier-Cambrian Mines, which are set forth on Exhibit A attached hereto (the “Reckoning Permits”);

WHEREAS, Continental Heritage Insurance Company, a Florida domiciled insurance company headquartered in Cleveland, Ohio (“CHIC”), entered into a General Indemnity Agreement (the “Reckoning GIA”), dated December 20, 2023, with Reckoning and Continental Land, whereby CHIC issued reclamation bonds to Reckoning in the amounts set forth on Exhibit A attached hereto (the “Reclamation Bonds”), as required and approved in all respects by the Kentucky Department for Natural Resources in connection with the transfer of the Reckoning Permits to Reckoning;

WHEREAS, under the Reckoning GIA, Continental Land agreed to pledge all its owned real and personal property associated with the Premier-Cambrian Mines as collateral for the Reclamation Bonds;

WHEREAS, under the Purchase Agreement, Continental Land transferred and conveyed all its owned real and personal property associated with the Premier-Cambrian Mines to the Optionor, and concurrently, the Optionor entered into a Joinder Agreement (“GIA Joinder”), dated as of the date hereof, with CHIC and Reckoning, whereby the Optionor agreed to join the Reckoning GIA as an “Indemnitor” (as defined therein) and pledge all the real and personal property of the Premier-Cambrian Mines acquired under the Purchase Agreement as collateral for the Reclamation Bonds;

WHEREAS, under Section 3.3 of the Purchase Agreement, Optionor agreed to be responsible for the oversight, management and release of the Reckoning Permits (defined therein and herein as the “Reckoning Permits Contingent Liability”), which responsibilities shall include paying for the costs of the Reclamation Liabilities (as defined therein) for each permit set forth on Exhibit A attached hereto and thereto, until one of the conditions set forth in Section 3.3 of the Purchase Agreement has been satisfied for each such individual Reckoning Permit and each such Reclamation Bond is fully and finally released;

WHEREAS, once the Reckoning Permits Contingent Liability has been fully, completely and unconditionally eliminated for each of the Reckoning Permits and the associated Reclamation Bonds set forth on Exhibit A attached hereto, the Optionor would have no further obligation or liability to CHIC or Reckoning under the Reckoning GIA (the “Final Reclamation Completion Date”);

WHEREAS, the Optionee acknowledges and agrees that Optionor’s primary strategies are: (i) to develop cash flow generating opportunities on the Premier-Cambrian Mines through mining, timbering, asset sales, or other value creation initiatives to generate cash flow to fund the Reclamation Liabilities under the Reckoning Permits and Reclamation Bonds (“Cash Flow Activities”); (ii) to resolve the Reclamation Liabilities as efficiently and cost effectively as possible based on the availability of cash flow (“Reclamation Activities”), and (iii) to develop long-term value creation opportunities with the real property of the Premier-Cambrian Mines after the Reclamation Liabilities have been resolved and the Reckoning Permits and associated Reclamation Bonds have been released from those specific areas of real property, commonly in partnership with other capital partners and operators with specialized knowledge, expertise and relationships to advance those new value-creation projects (“Future Land Developments”);

WHEREAS, the Optionee acknowledges and agrees that the Optionor intends to use all available cash flow that it receives, from whatever source, to fund the resolution of the Reclamation Liabilities under the Reckoning Permits and Reclamation Bonds until the Final Reclamation Completion Date, and Optionee understands, acknowledges and agrees that there may not be any cash distribution paid to the Optionor’s sole member, Range Land LLC, an Ohio limited liability company (“Range Land”), or the Optionee prior to the Final Reclamation Completion Date;

WHEREAS, the Optionee acknowledges and agrees that the Optionor is entering in an Option Agreement, dated as of the date hereof, with MRR CNG, LLC, a Connecticut limited liability company (“MRR”) whereby the Optionor has granted MRR with an option to purchase approximately 1,500 acres of surface land located at the Premier-Cambrian Mines to develop and operate a landfill or for any other legal purpose (“MRR Option”);

WHEREAS, the Optionee acknowledges and agrees that the Optionor’s Articles of Organization filed with the Ohio Secretary of State on December 15, 2025 (the “Articles of Organization”), Foreign Business Qualification filed with the Kentucky Secretary of State on December 18, 2025 (the “KY Business Qualification”), and Operating Agreement, dated as of December 15, 2025 (the “Operating Agreement”, and together with the Articles of Organization and KY Business Qualification, the “Optionor’s Governance Documents”), as set forth on Exhibit B attached hereto, are the Optionor’s primary governance documents in effect as of the date hereof;

WHEREAS, as of the date hereof, Range Land is the sole member of the Optionor under the Operating Agreement;

WHEREAS, in exchange for the Option Fee (as defined in Section 1.1 below) paid by the Optionee to the Optionor on the date hereof, the Optionor desires to grant the Optionee, and the Optionee desires to receive from the Optionor, the Cash Distribution Right (as defined in Section 2.1 below) and the Equity Option (as defined in Section 3.1 below), subject to the terms and conditions set forth herein; and

WHEREAS, the Optionee, in its sole and absolute discretion, may decide to not exercise the Equity Option and let it expire based on the terms herein, for any reason or no reason at all, including after the Final Reclamation Completion Date, and therefore the Optionor acknowledges and agrees that the Optionee shall have no obligation or liability in any way to the Optionor if the Optionee elects to not exercise, terminate or allow to expire the Equity Option.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. CONSIDERATION

1.1 Payment. On the Effective Date, the Optionee shall pay to the Optionor a fee of Five Hundred Thousand Dollars ($500,000.00) (the “Option Fee”) in accordance with wiring or payment instructions timely provided by the Optionor. The Parties acknowledge and agree that the Option Fee is consideration for the Cash Distribution Right and the Equity Option.

1.2 Independence. The Optionee’s rights hereunder are exercisable and enforceable independently of any separate option or agreement with the Optionor (or any affiliate of Optionor) including, without limitation, the MRR Option.

1.3 Securities Law Compliance. The Equity Option and the Optionee’s Membership Interests (as defined in Section 3.1 below) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. The Equity Option is being granted, and the membership interests representing the equity of the Optionor will be issued, in reliance upon exemptions from registration under the Securities Act and applicable state securities laws. The Optionee acknowledges that the membership interests representing the equity of the Optionor, when and if issued, will be “restricted securities” under the Securities Act and may not be resold or transferred unless they are first registered under the Securities Act and such state and other securities laws as may be applicable, or unless an exemption from registration is available.

2. CASH DISTRIBUTION RIGHT

2.1 Grant. As of the Effective Date, the Optionor hereby grants to the Optionee the right to receive cash in an amount equal to any cash distributions paid by the Optionor to Range Land, Range Impact, Inc., or any other parent, subsidiary, or affiliate, pursuant to the terms and conditions of the Operating Agreement (the “Cash Distribution Right”). For illustrative purposes only, if the Optionor distributes cash in an amount equal to $100,000 to Range Land during the Cash Distribution Right Period (as defined in Section 2.2 below) pursuant to the Operating Agreement, then the Optionor shall be required to also distribute cash in an amount equal to $100,000 to the Optionee (which results in 50% of any cash distributions paid to Range Land and 50% of any cash distributions paid to the Optionee during the Cash Distribution Rights Period).

2.2 Period. The Cash Distribution Right shall remain in full force and effect for the period beginning on the Effective Date and ending on the date that is the earlier of the Optionee’s exercise of the Equity Option (pursuant to the terms of this Agreement) or the expiration of the Term (as defined in Section 6.1 below) (such period, the “Cash Distribution Right Period”). For clarification purposes only, the Optionor shall have no obligation to make any cash distribution payments to the Optionee under the Cash Distribution Right after the expiration of the Cash Distribution Right Period.

2.3 Timing. If any amounts are due and owing to the Optionee under the Cash Distribution Right during the Cash Distribution Right Period, then Optionor shall pay the full amount due to the Optionee at the same time that any equivalent cash payment is made by the Optionor to Range Land. The Optionee shall be required to provide the Optionor with wiring or payment instructions for any payments due under this Agreement.

2.4 No Obligation. The Parties hereby acknowledge and agree that the Optionor shall have no obligation, in any way or for any reason, to make cash distributions to Range Land and the Optionee during the Cash Distribution Right Period. The Optionor shall, in its sole and absolute discretion, use its cash and assets for any general business purposes directly or indirectly related to resolving the Reclamation Liabilities under the Reckoning Permits and releasing the Reclamation Bonds during the Cash Distribution Right Period. Therefore, the Optionee hereby acknowledges and agrees that it may not receive any cash distributions under the Cash Distribution Right during the Cash Distribution Right Period.

2.5 No Cash Calls; No Expenses. For the avoidance of doubt, during the Cash Distribution Right Period, the Optionee shall have no obligation, in any way or for any reason, to make capital contributions to or pay for any expenses related to the Optionor.

2.6 Right to Participate in Future Land Developments. During the Cash Distribution Right Period, and in the event that any Future Land Development is developed or contemplated by the Optionor related to the Cambrian-Premier Mines that would operate as a separate entity or as a wholly-owned or partially-owned subsidiary of the Optionor, the Optionor shall bring forth to the Optionee any such opportunity and the Optionee shall have the right, but not the obligation, to participate in such Future Land Developments at least to the extent and level that the Optionor participates.

3. EQUITY OPTION

3.1 Grant of Option. The Optionor hereby grants the Optionee an option (the “Equity Option”), exercisable at the Optionee’s sole and absolute discretion in accordance with the terms and conditions of this Agreement, to convert the Cash Distribution Right into Fifty Percent (50%) of the membership interests of the Optionor (the “Optionee’s Membership Interests”).

3.2 Exercise Price. The exercise price of the Equity Option (the “Exercise Price”) shall be the Optionee’s conversion and termination of the Cash Distribution Right into the Optionee’s Membership Interests. No additional consideration, cash or otherwise, shall be due and payable by the Optionee to the Optionor upon its exercise of the Equity Option.

3.3 Consideration. The Parties hereby agree that the Exercise Price shall be in all respects adequate and sufficient consideration for the exercise of the Equity Option and issuance of the Optionee’s Membership Interests to the Optionee.

3.4 Option Period. The Optionee may exercise the Equity Option at any time during the period that begins on the Effective Date and ends on the Termination Date (as defined in Section 6.1 below) (the “Option Period”).

3.5 Exercise Procedure. The Optionee may exercise the Equity Option during the Option Period for all, but not less than all, of the Optionee’s Membership Interests by providing written notice of exercise (the “Exercise Notice”) to the Optionor in accordance with the notice provisions of Section 12. The Exercise Notice shall be in a form mutually agreed to by the Parties and include any representations, warranties, covenants or documentation required by the Optionor to ensure compliance with all applicable federal and state securities laws.

3.6 Closing. The closing of the exercise of the Equity Option shall take place within thirty (30) days of the Optionor’s receipt of the Exercise Notice, or at such other time as the Parties may mutually agree to in writing (the “Closing”). At the Closing, the Optionor and the Optionee shall mutually agree on the documents reasonably necessary to reflect the Optionee’s ownership of the Optionee’s Membership Interests, which shall include, without limitation, an amended and restated Operating Agreement (the “A&R Operating Agreement”) reflecting the Optionee’s ownership of 50% of the membership interests in the Optionor. The A&R Operating Agreement shall include provisions customary for a multi-member limited liability company organized in the State of Ohio, including, without limitation, revised provisions related to governance, management, special approvals for material events, distributions, and transfer restrictions, and furthermore, any additional provisions required to clarify that the Optionee shall not be liable in any way for any costs, expenses or obligations associated with the Reckoning Permits or the Reclamation Bonds.

3.7 No Obligation. The Optionee has no obligation to exercise the Equity Option and therefore, may allow it to expire based on the terms herein, for any reason or no reason at all, including after the Final Reclamation Completion Date, and therefore the Optionor acknowledges and agrees that the Optionee shall have no obligation or liability in any way to the Optionor if the Optionee elects to not exercise the Equity Option.

4. REPORTING AND MEETINGS

4.1 Reporting Materials. The Optionor shall prepare and deliver to the Optionee, on a quarterly basis, information related to the financial, operational and bond reduction activities of the Optionor, which shall include the Optionor’s historical and forecasted financial statements, current and forecasted cash position, and status of Cash Flow Activities, Reclamation Activities and Future Land Developments (the “Quarterly Reports”). The Optionor shall work in good faith to develop and deliver the Quarterly Reports that are timely, transparent and informative, and hereby agrees to supplement such materials with additional information on a more frequent interval, as reasonably requested by the Optionee.

4.2 Regular Meetings. During the Term, the Optionor and the Optionee shall hold quarterly meetings (the “Regular Meetings”) by video conference whereby the Optionor’s representatives shall review and discuss the Quarterly Reports with the Optionee’s representatives. The Regular Meetings shall be held within sixty (60) days of the end of each such applicable calendar quarter (March 31, June 30, September 30, and December 31) at a mutually agreed upon day and time.

4.3 Special Meetings. During the Term, the Optionee may request one or more additional ad hoc meetings with the Optionor’s representatives (each, a “Special Meeting”) by providing advance written notice of the proposed date and time of such meeting, and the Optionor’s representatives will use good faith efforts to accommodate the proposed meeting date or offer a substantially similar alternative meeting date and time. A Special Meeting will be held by video conference, unless otherwise agreed to by the Parties. In advance of any Special Meeting, the Optionee shall provide a brief written summary of any key topics or agenda items that the Optionee would like to review and discuss during any Special Meeting.

5. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Optionee. The Optionee represents and warrants to the Optionor as follows:

a.	The Optionee is duly organized, validly existing, and in good standing under the laws of the state of its organization;

b.	The Optionee has all necessary power and authority to enter into and perform its obligations under this Agreement;

c.	The execution, delivery, and performance of this Agreement by the Optionee have been duly authorized by all necessary action on the part of the Optionee;

d.	This Agreement constitutes the valid and binding obligation of the Optionee, enforceable against the Optionee in accordance with its terms;

e.	The Optionee has received and reviewed a copy of this Agreement and understands the rights, obligations, and restrictions associated with the Cash Distribution Right and the Equity Option;

f.	The Optionee has the financial capability to incur any costs and expenses such as income taxes resulting from the exercise of the Equity Option and issuance of the Optionee’s Membership Interests;

g.	The Optionee is acquiring the Equity Option and, upon exercise, the Optionee’s Membership Interests are for the Optionee’s own account for investment purposes only and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or applicable state securities laws;

h.	The Optionee has such knowledge and experience in financial and business matters that the Optionee is capable of evaluating the merits and risks of an investment in the Optionee’s Membership Interests;

i.	The Optionee understands that an investment in the Optionee’s Membership Interests involves substantial risks, and the Optionee is fully cognizant of and understands all of the risk factors related to the Optionee’s Membership Interests;

j.	The Optionee has had the opportunity to ask questions of, and receive answers from, representatives of the Optionor concerning the Optionor, the Cash Distribution Right, the Equity Option, and the Optionee’s Membership Interests and to obtain any additional information the Optionee deemed necessary regarding the Optionor, the Cash Distribution Right, the Equity Option, and the Optionee’s Membership Interests; and

k.	The Optionee’s principal place of business is at the address set forth in Section 12 of this Agreement.

5.2 Representations and Warranties of the Optionor. The Optionor represents and warrants to the Optionee as follows:

a.	The Optionor is duly organized, validly existing, and in good standing under the laws of the state of its organization;

b.	The Optionor has all necessary power and authority to enter into and perform its obligations under this Agreement;

c.	The execution, delivery, and performance of this Agreement by the Optionor have been duly authorized by all necessary action on the part of the Optionor;

d.	This Agreement constitutes the valid and binding obligation of the Optionor, enforceable against the Optionor in accordance with its terms;

e.	The Optionee’s Membership Interests, when issued upon exercise of the Equity Option in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable;

f.	The issuance of the Cash Distribution Right, the Equity Option and, upon exercise, the Optionee’s Membership Interests will not conflict with or result in a breach or violation of any agreement, instrument, law, rule, regulation, judgment, or decree binding upon the Optionor;

g.	The recitals herein are not mere recitals and form a substantive part of this Agreement and shall at all times be considered representations and warranties of the Optionor; and

h.	As of the Effective Date, the Optionor is the sole member is Range Land.

6. TERMINATION

6.1 Termination. This Agreement shall commence on the Effective Date and continue until the earlier of: (a) the Optionee’s exercise of the Equity Option pursuant to Section 3; or (b) December 31, 2040 (such end date, the “Termination Date” and such period, the “Term”).

6.2 Survival. Sections 6, 8, 10, 11, 12, 13, and 17 shall survive and remain in full force and affect beyond the Term of this Agreement.

7. RESTRICTIONS ON TRANSFER

7.1 Transfer Restrictions. Neither the Cash Distribution Right nor the Equity Option may be transferred, assigned, pledged, or otherwise disposed of by the Optionee, except to an affiliate of the Optionee provided advance written notice is provided to the Optionor in accordance with the notice provisions of Section 12.

7.2 Operating Agreement Restrictions. Upon exercise of the Equity Option, the Optionee’s Membership Interests shall be subject to all transfer restrictions and other provisions contained in the A&R Operating Agreement.

8. INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1 Indemnification by the Optionor. The Optionor agrees to indemnify and hold harmless Optionee, its parents, subsidiaries and affiliates, and each of their respective directors, officers, managers, members, shareholders, partners, employees, agents, attorneys, representatives, successors and assigns, from and against all liabilities, claims, losses, fines, fees, assessments, penalties, judgments, damages, costs or expenses (including attorneys’ fees) which any of them shall incur, sustain or suffer and which relate to or arise, directly or indirectly, out of or in connection with (a) any permits (including environmental and mining permits), licenses, approvals, consents, and authorizations, together with all modifications, renewals, amendments and extensions thereof and applications therefor, of or from any governmental authority related to the Premier-Cambrian Mines; (b) the Optionor’s acts or omissions (including any acts or omissions by parents, subsidiaries, affiliates, agents, contractors, or other persons or entities hired by or acting on behalf of Optionor) with respect to any Reclamation Bonds or Reckoning Permits, including, without limitation, all costs incurred in performing any actions required by the terms of any applicable law or remedying or otherwise curing any violations, defaults, breaches, instances of non-compliance or other occurrences with respect thereto ((a) and (b) together to include, without limitation and regardless of any cure period, the Premier-Cambrian Mines, the Reckoning Permits, the Reclamation Bonds, the Reckoning GIA, the GIA Joinder, the Reckoning Permits Contingent Liability, the Reclamation Liabilities and Reclamation Activities); (c) any material breach by the Optionor of its representations or warranties contained in this Agreement that has not been cured within thirty (30) days of receiving written notice from the Optionee of such breach; and (d) any material breach of any covenant or agreement by the Optionor contained in this Agreement that has not been cured within thirty (30) days of receiving written notice from the Optionee of such breach.

8.2 Indemnification by the Optionee. The Optionee agrees to indemnify and hold harmless Optionor, its affiliates, and each of their respective directors, officers, managers, members, shareholders, partners, employees, agents, attorneys, representatives, successors and assigns, from and against all liabilities, claims, losses, fines, fees, assessments, penalties, judgments, damages, costs or expenses (including attorneys’ fees) which any of them shall incur, sustain or suffer and which relate to or arise, directly or indirectly, out of or in connection with (a) any material breach by the Optionee of its representations or warranties contained in this Agreement that has not been cured within thirty (30) days of receiving written notice from the Optionor of such breach; and (d) any material breach of any covenant or agreement by the Optionee contained in this Agreement that has not been cured within thirty (30) days of receiving written notice from the Optionor of such breach.

8.3 No Assumed Obligations. The Optionee’s interests hereunder are strictly financial and passive. The Optionee shall have no responsibility or liability for any environmental, mining, or reclamation obligations of the Optionor, whether arising before, on or after the Effective Date.

8.4 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO DAMAGES ARISING FROM A PARTY’S FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE.

8.4 Bonds. Reckoning and the Optionor shall remain solely responsible for addressing the Reclamation Liabilities under the Reckoning Permits and Reclamation Bonds and shall take all commercially reasonable actions necessary to obtain a full release of all Reclamation Bonds as quickly and efficiently as possible.

9. ADJUSTMENTS FOR CHANGES IN CAPITALIZATION

9.1 Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares, or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off, or similar transaction or other change in corporate or ownership structure affecting the membership interests of the Optionor, the Optionor shall make appropriate and equitable adjustments to the Equity Option and the Optionee’s Membership Interests, including adjustments to the number and kind of units or other property subject to the Equity Option. For the avoidance of doubt, any such event shall not result in less than a fifty percent (50%) membership interest in the Optionor being issued to the Optionee upon exercise of the Equity Option.

10. CONFIDENTIALITY

10.1 Confidentiality Obligations. The Optionee acknowledges that, in connection with this Agreement and the Optionee’s relationship with the Optionor, the Optionee may have access to confidential and proprietary information of the Optionor, including, but not limited to, business plans, financial information, customer information, trade secrets, and other non-public information (collectively, “Confidential Information”). The Optionee agrees to maintain the confidentiality of all Confidential Information and not to disclose or use such Confidential Information, except as required in the performance of the Optionee’s duties to the Optionor hereunder. Notwithstanding the foregoing or anything herein to the contrary, the Optionee understands that the Optionor is an indirect subsidiary of Range Impact, Inc., a Nevada corporation publicly traded on the OTC Markets, and therefore, the Optionee agrees that it may not use any material non-public information, including Confidential Information, in violation of any federal or state securities laws.

10.2 Exceptions. The obligations set forth in Section 10.1 shall not apply to Confidential Information that:

a.	Is or becomes generally available to the public other than as a result of a disclosure by the Optionee;

b.	Was known to the Optionee prior to its disclosure by the Optionor;

c.	Becomes known to the Optionee from a source other than the Optionor, provided that such source is not known by the Optionee to be bound by a confidentiality obligation to the Optionor; or

d.	Is required to be disclosed by law, regulation, or court order, provided that the Optionee provides the Optionor with prompt notice of such requirement so that the Optionor may seek a protective order or other appropriate remedy.

10.3 Duration. The obligations set forth in this Section 10 shall continue beyond the Term of this Agreement for as long as the Confidential Information remains confidential.

11. COVENANTS

11.1 No Ownership. The Parties hereto (and their affiliates) do not intend and shall not treat the Cash Distribution Right or the Equity Option as an equity ownership interest in the Optionor for any purpose whatsoever, including for tax or accounting purposes. The Optionee shall only be deemed to hold an equity ownership interest in the Optionor if the Optionee exercises the Equity Option and the Optionee’s Membership Interests are issued to the Optionee in accordance with the terms and conditions of this Agreement.

11.2 Tax Treatment. Unless otherwise mutually agreed by the Parties, the Parties hereto (and their affiliates) shall treat the transactions contemplated hereunder for all tax purposes as (i) with respect to the Cash Distribution Right, the Optionee’s acquisition of the right to contractual payments by the Optionor, (ii) with respect to the Equity Option, an open transaction and acquisition of an option to acquire an undivided fifty percent (50%) interest in the equity of the Optionor, and (iii) with respect to the exercise of the Equity Option, the acquisition by the Optionee of an undivided fifty percent (50%) interest in the equity of the Optionor at the time of exercise in exchange for termination of the Cash Distribution Right. The Parties understand that the Optionee’s exercise of the Equity Option may have adverse tax consequences to either Party (and their affiliates). The Parties also understand and acknowledge that there are risks associated with the tax treatment of the transactions contemplated hereunder and that there is no guarantee the Internal Revenue Service or other taxing authority would agree with the agreed upon tax treatment and characterization as described in this Section 11.2, and no Party is hereby required to indemnify the other Party for any adverse tax outcome different from what is contemplated hereby.

12. NOTICES

12.1 Method of Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by certified or registered mail (return receipt requested, postage prepaid), sent by overnight courier, or sent by electronic mail (provided no notification is received by the sender that the electronic mail failed to send or was otherwise undeliverable) to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

If to the Optionor:

Range Bluegrass Land, LLC
200 Park Avenue, Suite 400

Orange Village, Ohio 44122

Attention: Michael Cavanaugh, CEO
Email: mrc@rangeimpact.com

If to the Optionee:

Wicks Building LLC

555 Taylor Road

Enfield, Connecticut 06082

Attention: Christoper Antonacci, General Counsel
Email: cantonacci@usarecycle.com

12.2 Effectiveness of Notice. Notices shall be deemed to have been given:

1.	If delivered by hand, on the date of delivery;

2.	If sent by certified or registered mail, three (3) business days after mailing;

3.	If sent by overnight courier, one (1) business day after deposit with the courier; or

4.	If sent by electronic mail, on the date of transmission, provided no notification is received by the sender that the electronic mail failed to send or was otherwise undeliverable.

13. GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Ohio. Any legal suit, action or proceeding arising out of, based upon or relating to this Agreement shall be instituted in the federal courts of the United States of America or the courts of the State of Ohio, in each case located in Cuyahoga County, Ohio, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

14. SUCCESSORS AND ASSIGNS

This Agreement may not be assigned by operation of law or otherwise without the prior written consent of the Parties; provided, however, that the Optionee may assign or transfer this Agreement to any of its affiliates, subsidiaries, or designees without the prior written consent of the Optionor but upon written notice from the Optionee to Optionor of such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

15. AMENDMENT AND MODIFICATION

This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

16. SEVERABILITY

If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

17. DISPUTE RESOLUTION

17.1 Negotiation. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Parties. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and response shall include a statement of each Party’s position and a summary of arguments supporting that position. Within thirty (30) days after delivery of the initial notice, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.

17.2 Mediation. If the dispute has not been resolved by negotiation as provided in Section 17.1 within forty-five (45) days after delivery of the initial notice of negotiation, or if the Parties failed to meet within thirty (30) days after delivery, the parties shall endeavor to settle the dispute by mediation under the Commercial Mediation Procedures of the American Arbitration Association.

17.3 Arbitration. If the dispute has not been resolved by mediation as provided in Section 17.2 within ninety (90) days after delivery of the initial notice of negotiation, any unresolved controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration shall be conducted by a single arbitrator selected by mutual agreement of the Parties or, if the Parties cannot agree, by the American Arbitration Association. The arbitration shall take place in Lexington, Kentucky. The award of the arbitrator shall be final and binding upon the Parties and may be entered as a judgment in any court of competent jurisdiction.

17.4 Costs. Each party shall bear its own costs and expenses (including attorneys’ fees) in connection with any negotiation, mediation, or arbitration pursuant to this Section 17; provided, however, that the arbitrator may award costs and expenses (including attorneys’ fees) to the prevailing party.

17.5 Confidentiality. All negotiations, mediations, and arbitrations pursuant to this Section 17 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

17.6 Injunctive Relief. Notwithstanding the foregoing, either party may seek injunctive relief or other equitable remedies from a court of competent jurisdiction without complying with the provisions of this Section 17 where necessary to prevent irreparable harm.

18. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Any such counterpart, to the extent delivered in PDF format attached to electronic mail, shall be treated as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version delivered in person.

19. FURTHER ASSURANCES

Each Party hereto shall execute and deliver such additional documents and instruments and perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

20. NO THIRD-PARTY BENEFICIARIES

This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

OPTIONOR:

RANGE BLUEGRASS LAND, LLC

By:
Name: Michael Cavanaugh
Title: Chief Executive Officer

OPTIONEE:

WICKS BUILDING LLC

By:
Name: Frank M. Antonacci
Title: Manager

SIGNATURE PAGE TO MEMBERSHIP INTEREST OPTION AND CASH DISTRIBUTION RIGHT AGREEMENT

EXHIBIT A

RECKONING PERMITS

AND RECLAMATION BONDS

EXHIBIT A TO MEMBERSHIP INTEREST OPTION AND CASH DISTRIBUTION RIGHT AGREEMENT – PAGE 1 OF 1

EXHIBIT B

RANGE BLUEGRASS LAND LLC

GOVERNANCE DOCUMENTS

[See Attached]

EXHIBIT B TO MEMBERSHIP INTEREST OPTION AND CASH DISTRIBUTION RIGHT AGREEMENT – COVER PAGE